As filed with the Securities and Exchange Commission on February 19, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

JEFFS’ BRANDS LTD

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Mezada Street

Bnei Brak, 5126112

Israel

Tel: (+972) (3) 689-9124

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Tel: (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Dr. Shachar Hadar, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100	Oded Har-Even, Esq. Angela Gomes, Esq. Ilana Levin, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED FEBRUARY 19, 2026

JEFFS’ BRANDS LTD

Up to 1,372,017 Ordinary Shares

This prospectus relates to the resale, by the selling shareholder identified in the table on page 10 of this prospectus, or the Selling Shareholder, or its permitted assigns, of up to 1,372,017 ordinary shares, no par value, or the Ordinary Shares, of Jeffs’ Brands Ltd, or the Company, consisting of: (i) 1,193,058 Ordinary Shares issued or issuable upon the conversion of the Second Promissory Note and the Third Promissory Note (each as defined below) held by the Selling Shareholder, in the aggregate principal amount of $1.1 million, or the Principal Amount, including accruing interest thereon (calculated assuming a conversion price of $0.922) and (ii) 178,959 Ordinary Shares, issuable upon the exercise of the Warrant (as defined below) held by the Selling Shareholder, including Ordinary Shares that may become issuable pursuant to certain anti-dilution adjustments described more fully in the Second Promissory Note, the Third Promissory Note and the Warrant. The Ordinary Shares underlying the Second Promissory Note, the Third Promissory Note and the Warrant are referred to herein as the Note Shares and the Warrant Shares, respectively.

On June 26, 2025, we entered into a securities purchase agreement, or the SPA, with the Selling Shareholder, pursuant to which, we may issue and sell, to the Selling Shareholder, from time to time, an aggregate principal amount of up to $100 million, or the Subscription Amount, of non-recourse convertible promissory notes, or the Promissory Notes, for an aggregate purchase price of up to $90 million. At the initial closing on June 26, 2025, or the Initial Closing, the Selling Shareholder purchased from us a Promissory Note in the principal amount of $5.0 million, for a purchase price of $4.5 million, or the Initial Promissory Note. Subject to the conditions set forth in the SPA, beginning on December 1, 2025, we may, at our sole discretion, require the Selling Shareholder to purchase additional Promissory Notes, or the Additional Promissory Notes, in the principal amount of up to $2.5 million per calendar quarter, at a purchase price equal to 90% of the principal amount of such Additional Promissory Notes, payable in cash.

A Registration Statement on Form F-1 (File No. 333-288355), or the Previous Registration Statement, covering the resale of up to 5,247,776 Ordinary Shares, issued or issuable upon the conversion of the Initial Promissory Note, was filed by the Company with the Securities and Exchange Commission, or the SEC, on July 24, 2025, and was declared effective by the SEC on August 1, 2025.

On December 9, 2025, we issued to the Selling Shareholder a Promissory Note in the principal amount of $500,000 for a purchase price in cash of $450,000, or the Second Promissory Note.

On February 18, 2026, we entered into an addendum to the SPA, or the Addendum, pursuant to which we agreed to issue to the Selling Shareholder, with respect to any Promissory Notes purchased by the Selling Shareholder during the three-month period beginning December 1, 2025 and ending on February 28, 2026, or the December Quarter, a warrant to purchase a number of Ordinary Shares equal to 75% of the maximum number of Ordinary Shares issuable upon conversion of the Promissory Notes (calculated based on the Fixed Price, as defined therein) purchased during the December Quarter.

On February 18, 2026, we issued to the Selling Shareholder an additional Promissory Note in the principal amount of $600,000 for a purchase price of $540,000 million, or the Third Promissory Note, and a warrant to purchase up to 178,959 Ordinary Shares, or the Warrant.

No Ordinary Shares are being registered hereunder for sale by us. We may receive up to an additional $83.25 million in aggregate gross proceeds under the SPA from sales of Additional Promissory Notes that we elect to make to the Selling Shareholder pursuant to the SPA, from time to time in our sole discretion. While we will not receive any proceeds from the sale of the Note Shares or the Warrant Shares by the Selling Shareholder, we may receive cash proceeds equal to the total exercise price of the Warrant to the extent that the Warrant is exercised using cash. See “Use of Proceeds” on page 7 of this prospectus for additional information. Pursuant to the terms of the Second Promissory Note and the Third Promissory Note, the conversion price, or the Conversion Price, for each Note Share is the lower of (i) $4.61, or the Fixed Price, and (ii) 88% of the lowest daily volume weighted average price, or the VWAP, during the 20 consecutive trading days immediately preceding the applicable date of conversion or other date of determination, or the Variable Price, provided that such Variable Price may not be lower than the floor price of $0.922, or the Floor Price, per Ordinary Share. The current exercise price per Warrant Share is $5.53. The Conversion Price and the exercise price of the Warrant are subject to adjustment from time to time in accordance with the terms and conditions of the applicable Promissory Note and the Warrant, as applicable.

The Selling Shareholder may sell all or a portion of the Note Shares or the Warrant Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through brokers, who may act as agents or as principals or by a combination of such methods of sale. See “Plan of Distribution” on page 12 of this prospectus.

Our Ordinary Shares and warrants issued as part of our initial public offering, or the Public Warrants, are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “JFBR” and “JFBRW,” respectively. On February 18, 2026, the last reported sale prices of the Ordinary Shares and the Public Warrants were $5.21 and $0.0107, respectively. There is no established market for the Second Promissory Note and the Third Promissory Note or the Warrant, and we do not intend to apply to list the Second Promissory Note and the Third Promissory Note or the Warrant on any securities exchange or other nationally recognized trading system.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024, OR THE 2024 ANNUAL REPORT.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2026

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

We are incorporated under the laws of the State of Israel and our registered office and domicile is located in Bnei Brak, Israel. Moreover, none of our directors or senior management are residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. See “Enforceability of Civil Liabilities” for additional information.

i

For investors outside of the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Jeffs’ Brands” refer to Jeffs’ Brands Ltd.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” mean U.S. dollars.

Effective as of market open on February 17, 2026, we conducted a reverse share split of our issued and outstanding Ordinary Shares, no par value, at a ratio of 1-for-14, or the Reverse Split. All descriptions of our share capital, including share amounts and per share amounts in this prospectus are presented after giving effect to the Reverse Split.

This prospectus incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under generally accepted accounting principles in the United States, or U.S. GAAP, as issued by the Financial Accounting Standards Board, or the FASB.

ii

OUR COMPANY

We are a data driven e-commerce company operating primarily on the Amazon marketplace, or Amazon and we recently began expanding into the global homeland security sector through advanced artificial intelligence, or AI, driven solutions. We were incorporated in Israel in March 2021, under the name Jeffs’ Brands Ltd to provide various services, such as management, operation and logistics, marketing and financial services to our subsidiaries that operate online stores for the sale of various consumer products on Amazon, utilizing the Fulfillment by Amazon, or FBA, model. As of the date of this prospectus, we have seven wholly or majority owned subsidiaries, held directly by us or through our subsidiaries: Fort Technology Inc., or Fort Technology, Smart Repair Pro, Top Rank Ltd., Fort Products Limited., KeepZone AI Inc. (formerly Jeffs’ Brands Holdings Inc.), or KeepZone, Fort Products LLC and Pure NJ Logistics LLC. We also hold, through our subsidiary, KeepZone, a minority interest in SciSparc Nutraceuticals Inc. to whom we provide a variety of professional and business support services. In addition to executing the FBA business model, we utilize internal methodologies to analyze sales data and patterns on Amazon in order to identify existing stores, niches and products that have the potential for development and growth, and for maximizing sales of existing proprietary products. We also use our own skills, know-how and profound familiarity with Amazon’s algorithm and all the tools that the FBA platform FBA has to offer. In some circumstances we scale the products and improve them. We also aim to deliver comprehensive, multi-layered security ecosystems for critical infrastructure worldwide, capitalizing on the homeland security market’s significant growth potential while leveraging our expertise in data-driven operation.

Recent Developments

Registered Direct Offering

On January 21, 2026, we entered into a securities purchase agreement with certain institutional investors, pursuant to which we sold, at the closing on January 22, 2026, an aggregate of 4,007,125 Ordinary Shares at a purchase price of $0.60 per share in a registered direct offering, for aggregate gross proceeds of approximately $2,404,275, before deducting offering expenses, or the January Offering. Eliyahu Zamir, the Company’s Chief Executive Officer, is a member of the board of directors of one of the Investors. As such, the January Offering was approved by the Company’s audit committee and the board of directors in accordance with the Israeli Companies Law-1999.

Corporate Rebranding

On December 2, 2025, Jeffs’ Brands Holdings Inc. changed its name to KeepZone AI Inc.

On December 4, 2025, KeepZone entered into a distribution agreement, or the Scanary Agreement, with Scanary Ltd., or Scanary, an Israeli deep-tech developer of 3D imaging, electromagnetic, and AI-powered threat detection systems. Pursuant to the Scanary Agreement, Scanary granted KeepZone exclusive distribution rights to Scanary’s electromagnetic imaging and AI homeland security screening systems in Canada, Germany and the United Arab Emirates, and non-exclusive distribution rights in Spain and Italy, or collectively the Territories.

In consideration for the exclusive distribution rights, KeepZone agreed to pay Scanary a total consideration of $1 million, payable in five equal monthly installments of $200,000, with each installment due at the end of each calendar month following the date of the Scanary Agreement. Pursuant to the Scanary Agreement, Scanary will pay KeepZone an Exclusivity Payment (as defined in the Scanary Agreement) through periodic payments equal to 10% of Scanary’s gross sales revenues received and collected, less (i) direct costs of goods sold, (ii) shipping and logistics costs, (iii) sales commissions, (iv) applicable taxes and duties, and (v) any other direct costs reasonably attributable to such sales.

Under the Scanary Agreement, Scanary may, from time to time and at its discretion, identify sales opportunities outside the Territories. If Scanary elects to refer such an opportunity to KeepZone, KeepZone will have a right of first refusal to pursue the opportunity. KeepZone must notify Scanary within a reasonable period whether it chooses to pursue the opportunity. Any such opportunity will be subject to mutual agreement between the parties regarding the applicable commercial terms, pricing, responsibilities, and other relevant conditions, to be determined on a case-by-case basis. On February 12, 2026, we announced that KeepZone expanded the Scanary Agreement to include an additional territory in Asia.

The Scanary Agreement provides for an initial term of twenty-four (24) months and will automatically renew for an additional twenty-four (24) months if KeepZone achieves a cumulative purchase target of 20 systems during the initial term, and may thereafter be further renewed upon satisfying the performance requirements specified in the Scanary Agreement.

On December 15, 2025, we announced that KeepZone entered into an exclusive distribution agreement with Zorronet Ltd., an innovative Israeli deep-tech company specializing in autonomous AI-driven security platform.

On December 17, 2025, we announced that KeepZone successfully completed a live pilot demonstrating checkpoint-free weapon screening at a high-profile event.

On December 23, 2025, we announced a corporate rebranding to reflect our intended strategic focus on homeland security and advanced technologies.

On January 2, 2026, we announced that KeepZone has entered into a non-exclusive reseller agreement with Beesense Sensors Systems Ltd. an Israeli innovator in multi-sensor technology for intelligence, surveillance, and reconnaissance (ISR) applications. The agreement appoints KeepZone as a reseller of certain Beesense products and services in Canada and Mexico.

On January 16, 2026, we announced that KeepZone has entered into a non-exclusive distribution agreement with STI Ltd., an Israeli developer of specialized homeland security technology.

On January 20, 2026, we announced that KeepZone entered into an exclusive reseller agreement, with a leading aerospace defense technology developer. On January 26, 2026 we announced that KeepZone received its first purchase order for a counter-unmanned aerial system solution from an aerospace systems integrator in Mexico. On January 28, 2026, we announced that KeepZone entered into a reseller agreement with AeroIntegral S.A. DE C.V., for AeroIntegral to act as an authorized reseller of certain counter-unmanned aerial systems in Mexico as permitted under KeepZone’s exclusive reseller agreement with a leading aerospace defense technology developer.

On January 21, 2026, we announced that KeepZone entered into a non-exclusive reseller agreement with Beesense Sensors Systems, to expand defense and security solutions across Canada and Mexico.

On February 2, 2026, we announced that KeepZone secured exclusive rights in Mexico under a commercial agreement with an advanced drone manufacturer specializing in hydrogen-powered drones.

On February 6, 2026 we announced that KeepZone entered into an exclusive reseller agreement with DSIT Solutions Ltd., a global leader in underwater domain awareness and acoustic intelligence solutions.

On February 18, 2026 we announced that KeepZone entered into a non-exclusive reseller agreement with SeeTrue, Inc., or SeeTrue, a developer of AI-based automatic threat detection solutions for security screening., pursuant to which KeepZone was appointed as a non-exclusive reseller of SeeTrue’s threat detection solution in Mexico, with a focus on critical infrastructure, urban security, and military/defense segments.

On February 19, 2026, we announced that KeepZone entered into a distribution agreement with Assac Networks Ltd. or Assac, a provider of secure communication and cybersecurity solutions, pursuant to which KeepZone was appointed as a distributor for Assac’s products in Hungary and Greece.

Convertible Promissory Note, Warrant and Addendum

On December 9, 2025 we issued the Second Promissory Note and on February 18, 2026 we issued the Third Promissory Note, each to the Selling Shareholder, pursuant to the SPA.

On February 18, 2026, we entered into the Addendum, pursuant to which, among others, we issued to the Selling Shareholder the Warrant to purchase up to 178,959 Ordinary Shares. In addition, pursuant to the Addendum, the Fixed Price and Floor Price of the Second Promissory Note were adjusted to $4.61 and $0.922, respectively. The Fixed Price of any additional Promissory Notes to be issued pursuant to the SPA will be equal to the closing price of the Ordinary Shares on the Nasdaq Capital Market on the last trading day immediately prior to the date of issuance of such Promissory Note, and the Floor Price will be equal to 20% of such Fixed Price. Under the Addendum the Company also agreed that the Selling Shareholder’s obligation to pay the purchase price for any additional Promissory Notes issued on or following February 18, 2026 shall be conditioned upon, and shall become due and payable upon, the Company’s filing of a resale registration statement with the SEC covering the resale of the Ordinary Shares issuable pursuant to such Promissory Note.

ABOUT THIS OFFERING

Ordinary Shares currently issued and outstanding:	653,078 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholder Hereby:	Up to 1,372,017 Ordinary Shares consisting of the Note Shares and the Warrant Shares.

Ordinary Shares to be issued and outstanding assuming the full conversion of the Second Promissory Note and the Third Promissory Note and full exercise of the Warrant:	2,025,095 Ordinary Shares.

Use of proceeds:

As of the date of this prospectus, we have received $990,000 in gross proceeds from the issuance of the Second Promissory Note and the Third Promissory Note. We may receive up to an additional $83.25 million in aggregate gross proceeds under the SPA from sales of Additional Promissory Notes that we elect to make to the Selling Shareholder pursuant to the SPA, from time to time in our sole discretion. We will not receive any proceeds from the sale of the Note Shares or the Warrant Shares by the Selling Shareholder. See “Use of Proceeds” on page 7 of this prospectus for additional information. The Selling Shareholder will receive all of the proceeds from the sale of any Note Shares or Warrant Shares sold by it pursuant to this prospectus. However, we will receive cash proceeds equal to the total exercise price of the Warrant to the extent that the Warrant is exercised using cash.

We intend to use the proceeds from the cash exercise of the Warrant for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 4 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in the 2024 Annual Report, incorporated by reference herein, and other information included in or incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol:	Our Ordinary Shares and Public Warrants are listed on the Nasdaq under the symbol “JFBR” and “JFBRW”, respectively. We do not intend to apply to list the Second Promissory Note, the Third Promissory Note or the Warrant on any securities exchange or other nationally recognized trading system.

The number of Ordinary Shares to be outstanding prior to and immediately after this offering as shown above is based on 653,078 Ordinary Shares outstanding as of February 18, 2026. This number excludes:

●	25,939 Ordinary Shares reserved for issuance and available for future grant under our 2024 Share Incentive Option Plan, or the Incentive Plan;

●	39,490 Ordinary Shares issuable upon the vesting of restricted share units outstanding or promised under the Incentive Plan;

●	6,897 Ordinary Shares issuable upon the exercise of certain Series A warrants, or the Series A Warrants, at an exercise price of $7.07661 per Ordinary Share (subject to any further adjustment as provided therein);

●	3,197 Ordinary Shares issuable upon the exercise of a warrant issued to the Selling Shareholder on January 16, 2025, as amended and restated, or the January 2025 Warrant, at an exercise price of $7.07661 per Ordinary Share (subject to any further adjustment as provided therein);

●	81 Ordinary Shares issuable upon the exercise of certain Series B warrants, or the Series B Warrants, at an exercise price of $0.03094 per Ordinary Share; and

●	395 Ordinary Shares issuable upon the exercise of outstanding warrants (including the Public Warrants) to purchase Ordinary Shares, at a weighted average exercise price of $45,994.05 per Ordinary Share, or, together with the Series A Warrants, the Series B Warrants and the January 2025 Warrant, the Outstanding Warrants.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described below and those contained in our periodic reports filed with the Securities and Exchange Commission, or SEC, including those set forth under the caption “Item 3. Key Information - D. Risk Factors” in our 2024 Annual Report, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to an Investment in our Securities and this Offering

Sales of a substantial number of our Ordinary Shares in the public market, including the resale of the Note Shares or the Warrant Shares issuable to the Selling Shareholder, or by our existing shareholders, could cause our share price to fall.

We are registering for resale up to 1,372,017 Ordinary Shares issuable to the Selling Shareholder upon conversion of the outstanding amount due under the Second Promissory Note and the Third Promissory Note and upon the exercise of the Warrant. Sales of a substantial number of our Ordinary Shares in the public market, or the perception that these sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares.

Our management will have immediate and broad discretion as to the use of the net proceeds from the issuance and sale of the Second Promissory Note and the Third Promissory Note and from the exercise of the Warrant, and may not use them effectively.

We currently intend to use the net proceeds from the issuance and sale of the Second Promissory Note and the Third Promissory Note and from the cash exercise of the Warrant (if any) for working capital and general corporate purposes. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from the issuance and sale of the Second Promissory Note and the Third Promissory Note and from the cash exercise of the Warrant. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from the issuance and sale of the Second Promissory Note and the Third Promissory Note and from the cash exercise of the Warrant in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We cannot assure you that our Ordinary Shares and Public Warrants will remain listed on Nasdaq or any other securities exchange.

On January 17, 2025, the SEC approved an amendment to Nasdaq Listing Rule 5810(c)(3)(A)(iv), pursuant to which if a company fails to meet the minimum bid price requirement and has effected a reverse share split within the prior one-year period, the company will not be eligible for any compliance period and the Listing Qualifications Department will issue a Delisting Determination under Rule 5810 with respect to that company’s securities. This change applies even if the company was in compliance with the bid price requirement at the time of its prior reverse share split. In addition, if a company’s security fails to meet the bid price requirement and the company has effected one or more reverse stock splits within the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for any compliance periods and Nasdaq will issue a Delisting Determination with respect to that security. Accordingly, there is a risk that if, within one year of the Reverse Split or any other future reverse share splits effected from time to time, our Ordinary Shares trade below $1.00 per share for 30 consecutive business days, we will not be eligible for any compliance period and the Listing Qualifications Department will issue a Delisting Determination with respect to our Ordinary Shares.

No assurance can be given that we will remain eligible to be listed on Nasdaq. In the event that our Ordinary Shares are delisted from Nasdaq due to our failure to continue to comply with the requirements for continued listing on Nasdaq, and are not eligible for listing on another exchange, trading in our Ordinary Shares and Public Warrants could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Ordinary Shares and Public Warrants, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Ordinary Shares and Public Warrants to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

On January 22, 2026, we received a letter, or the “Letter” from the Nasdaq Listing Qualifications Department, or the Staff, notifying us that, as of January 21, 2026, for the preceding 30 consecutive business days, our Ordinary Shares did not meet the minimum market value of publicly held shares of $1,000,000, or MVPHS, requirement for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(5), or the Rule. The Letter further stated that we have 180 calendar days, or until July 21, 2026, or the Compliance Period, to regain compliance with the Rule. If at any time during the Compliance Period, our MVPHS equals or exceeds $1,000,000 for a minimum of ten consecutive business days, the Staff will provide us with a written confirmation of compliance with the Rule, and the matter will be closed. If we do not regain compliance with the Rule by July 21, 2026, we will receive written notification from the Staff that our securities are subject to delisting. The Letter does not have an immediate effect on our Nasdaq listing or the trading of our Ordinary Shares and Public Warrants on Nasdaq. During the Compliance Period the Ordinary Shares and Public Warrants will continue to trade on Nasdaq under the symbols “JFBR” and “JFBRW”, respectively. While we have responded to the Nasdaq with a formal letter stating that based on the amount of publicly held shares reflected in our records and the closing bid price of the Ordinary Shares during the preceding 30 consecutive business days, we believe that our MVPHS has been $1,000,000 or greater during the applicable period and therefore we are compliant with the Rule, Nasdaq has not yet provide us with a written confirmation of compliance with the Rule and there can be no assurance that Nasdaq will accept our position and that we will be able to regain compliance with the Rule.

Should we fail to regain compliance with the Rule or satisfy other continued listing requirements of Nasdaq, Nasdaq may take steps to delist our Ordinary Shares and Public Warrants. Such a delisting would likely have a negative effect on the price of our Ordinary Shares and Public Warrants and would impair your ability to sell or purchase our Ordinary Shares or Public Warrants when you wish to do so. In the event of a delisting, any action taken by us to restore compliance with listing requirements may not allow our Ordinary Shares and Public Warrants to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our Ordinary Shares from dropping below the Nasdaq minimum share price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus, including in our 2024 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to raise capital through the issuance of additional securities;

●	our belief that our existing cash and cash equivalents as of June 30, 2025, will be sufficient to fund our operations through the next twelve months;

●	our ability to adapt to significant future alterations in Amazon’s policies;

●	our ability to sell our existing products and grow our brands and product offerings, including by acquiring new brands and expanding into new territories;

●	our ability to meet our expectations regarding the revenue growth and the demand for e-commerce;

●	our ability to successfully pursue, integrate, or execute upon the logistics center operations business of Pure NJ Logistics LLC, which we acquired in March 2025;

●	our ability to successfully list the common shares of Fort Technology on a national U.S. stock exchange and realize the anticipated benefits of the acquisition;

●	Fort Technology’s ability to comply with its disclosure obligations and the annual and interim filing deadlines of the TSX Venture Exchange, or TSXV;

●	our rights as a shareholder of Fort Technology are governed by Canadian law (including applicable provincial corporate and securities laws) and TSXV policies, which may differ in material respects from the rights and responsibilities of shareholders of U.S. or Israeli companies;

●	our ability to successfully pursue and expand into the global homeland security sector through KeepZone, including KeepZone’s limited operating history which makes it difficult to evaluate our business prospects;

●	the overall global economic environment;

●	the impact of competition and new e-commerce technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	our ability to retain key executive members;

●	the impact of possible changes in Amazon’s policies and terms of use;

●	projected capital expenditures and liquidity;

●	our expectations regarding our tax classifications;

●	how long we will qualify as an emerging growth company or a foreign private issuer;

●	interpretations of current laws and the passages of future laws;

●	changes in our strategy;

●	general market, political and economic conditions in the countries where our headquarters are located or in which we operate, may adversely affect our operations and limit our ability to market our products, which would lead to a decrease in revenues;

●	litigation; and

●	those factors referred to in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2024 Annual Report as well other factors in the 2024 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by reference. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

As of the date of this prospectus, we have received $990,000 in gross proceeds from the issuance of the Second Promissory Note and the Third Promissory Note. We may receive up to an additional $83.25 million in aggregate gross proceeds under the SPA from sales of Additional Promissory Notes that we elect to make to the Selling Shareholder pursuant to the SPA, from time to time in our sole discretion.

We will not receive any proceeds from the sale of the Note Shares and the Warrant Shares by the Selling Shareholder. All net proceeds from the sale of the Note Shares and the Warrant Shares covered by this prospectus will go to the Selling Shareholder. However, we may receive cash proceeds equal to the total exercise price of the Warrant to the extent that it is exercised using cash.

We intend to use the net proceeds received from the issuance of the Second Promissory Note and the Third Promissory Note and from the cash exercise of the Warrant for working capital and general corporate purposes. We may receive up to approximately $990,000 in aggregate gross proceeds if the Warrant is exercised in full for cash.

Pending our use of the net proceeds from the issuance and sale of the Second Promissory Note and the Third Promissory Note and from the cash exercise of the Warrant, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities, as decided by our board of directors from time to time.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025:

●	on an actual basis;

●	on a pro forma basis, to give effect to: (i) the issuance of an aggregate of 1,514 Ordinary Shares upon the exercise of Series A Warrants; (ii) the issuance of 14,975 Ordinary Shares as consideration to certain consultants; (iii) the issuance of an aggregate of 310,831 Ordinary Shares upon the conversion of all outstanding principal and accrued interest on the Initial Promissory Note; (iv) the repayment of the outstanding principal and accrued interest on a non-recourse convertible promissory note issued on January 16, 2025, or the January 2025 Promissory Note, to the Selling Shareholder, in the aggregate amount of $271,000; (v) the Fort Transaction, which increased our net assets by $709,000; (vi) the Scanary Agreement with a total value of $1 million, allocated to intangible assets; (vii) the issuance of 286,223 Ordinary Shares to the investors in the January Offering; and (viii) the issuance of the Second Promissory Note and the Third Promissory Note for total gross proceeds of $990,000; and

●	on a pro forma as adjusted basis to give further effect to the issuance of an aggregate of 1,372,017 Ordinary Shares upon the full conversion of the Second Promissory Note and the Third Promissory Note, assuming a conversion price of $0.922 per Note Share, and the full exercise of the Warrant, based on exercise price of $5.53 per Warrant Share.

You should read this table in conjunction with our Unaudited Condensed Consolidated Financial Statements as of, and for the six months ended, June 30, 2025 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2025” attached as Exhibits 99.1 and 99.2, respectively, to our Report of Foreign Private Issuer on Form 6-K, filed on September 22, 2025 and incorporated by reference herein.

As of June 30, 2025*

U.S. dollars in thousands	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalent	$6,066	9,363	10,315
Convertible promissory notes	$7,072	901	-
Warrant liabilities	$1,509	1,405	1,405
Shareholders’ equity:	-	-	-
Share capital and premium	$26,983	36,073	37,895
Ordinary Shares, no par value: 1,500,000 Ordinary Shares authorized; 39,535 Ordinary Shares issued and outstanding (actual); 653,078 Ordinary Shares outstanding (pro forma); 1,846,105 Ordinary Shares outstanding (pro forma as adjusted)	-	-	-
Noncontrolling interests		506	506
Transactions with noncontrolling interests reserve		203	203
Accumulated deficit	$(18,822)	(18,732)	(18,732)
Total shareholders’ equity	$8,161	18,050	19,872
Total capitalization**	$16,742	$20,356	$21,277

*	Unaudited
**	Total capitalization is the sum of convertible promissory notes, warrant liabilities and equity.

The table above is based on 39,535 Ordinary Shares issued and outstanding as of June 30, 2025. This number excludes:

●	510 Ordinary Shares reserved for issuance and available for future grant under the Incentive Plan;

●	10,510 Ordinary Shares issuable upon the exercise of the Outstanding Warrants with a weighted average exercise price of $1,471.06; and

●	82,616 Ordinary Shares issuable upon conversion of the January 2025 Promissory Note and the Initial Promissory Note.

Compensation

The following table presents in the aggregate all compensation we paid to all of our directors and senior management as a group for the year ended December 31, 2025. The table does not include any amounts we paid to reimburse any of such persons for costs incurred in providing us with services during this period.

All amounts reported in the tables below reflect the cost to the Company, in thousands of U.S. dollars, for the year ended December 31, 2025. Amounts paid in NIS are translated into U.S. dollars at the rate of NIS 3.45 = U.S. $1.00, based on the average representative rate of exchange between the NIS and the U.S. dollar as reported by the Bank of Israel during such period of time.

	Salary, bonuses and Related Benefits	Pension, Retirement and Other Similar Benefits	Share Based Compensation
All directors and senior management as a group, consisting of 11 persons for the year ended December 31, 2025 (1)	$1,218	$34	$95

(1)	Includes Viki Hakmon who resigned from his position as a director on July 21, 2025, and from his position as chief executive officer on July 31, 2025.

SELLING SHAREHOLDER

On June 26, 2025, we entered into the SPA with the Selling Shareholder. Pursuant to the SPA, we may issue and sell, from time to time, Promissory Notes, in the aggregate principal amount of up to $100 million, for an aggregate purchase price of $90 million (90% of the Subscription Amount). On the Initial Closing, the Selling Shareholder purchased the Initial Promissory Note.

On December 9, 2025, we issued to the Selling Shareholder the Second Promissory Note in the principal amount of $500,000 for a purchase price in cash of $450,000. On February 18, 2026, we entered into the Addendum to the SPA, pursuant to which we agreed to issue to the Selling Shareholder, with respect to any Promissory Notes purchased by the Selling Shareholder during the December Quarter, an accompanying warrant to purchase a number of Ordinary Shares equal to 75% of the maximum number of Ordinary Shares issuable upon conversion of the Promissory Notes purchased during the December Quarter. On February 18, 2026, we issued to the Selling Shareholder the Third Promissory Note in the principal amount of $600,000 for a purchase price of $540,000 and the Warrant to purchase up to 178,959 Ordinary Shares.

The Second Promissory Note and the Third Promissory Note are to be repaid in ten equal monthly payments, commencing on the eighteenth month anniversary after their respective issuance dates, unless repaid earlier (partially or in full) at our option or if extended at the option of the Selling Shareholder. The principal amount under each of the Second Promissory Note and the Third Promissory Note bears interest at a rate of 4% per annum (which will increase to 14% per annum upon an event of default, as defined in the applicable note). The outstanding amount due under the Second Promissory Note and the Third Promissory Note is convertible (partially or in full) into Ordinary Shares, at the option of the Selling Shareholder at any time after the appliable issuance date, at a conversion price equal to the lower of (i) the Fixed Price or (ii) the Variable Price, provided that the Variable Price may not be lower than the Floor Price. Any Additional Promissory Notes will be issued on substantially the same terms.

In connection with the Second Promissory Note and the Third Promissory Note, we issued to the Selling Shareholder the Warrant to purchase up to 178,959 Ordinary Shares, representing a warrant coverage of 75% of the maximum number of Ordinary Shares issuable upon conversion of the Second Promissory Note and the Third Promissory Note, calculated using the then applicable Variable Price. The Warrant was immediately exercisable upon its issuance at an exercise price of $5.53 per Ordinary Share (subject to any further adjustments as set forth therein) and has a term of 5.5 years from the Issuance Date. The number of the Note Shares and the Warrant Shares is subject to certain adjustments, as described in the terms of the Second Promissory Note and the Third Promissory Note and the Warrant.

The exercise of the Warrant is the Selling Shareholder’s sole recourse against non-payment of the Principal Amount, Interest, and any Payment Premium (as defined in the Second Promissory Note and the Third Promissory Note), if applicable, regardless of whether the value realized from the Warrant and/or the Note Shares is less than the then outstanding Principal Amount, Interest, and if applicable, the Payment Premium.

The 1,372,017 Ordinary Shares being offered by the Selling Shareholder pursuant to this prospectus consist of (i) 1,193,058 Note Shares and (ii) 178,959 Warrant Shares, such number determined as if the maximum number of Note Shares, without regard to any limitations on the conversion of the Second Promissory Note and the Third Promissory Note, are issued and the full exercise of the Warrant.

We are registering the Note Shares and the Warrant Shares in order to allow the Selling Shareholder to offer the maximum number of Ordinary Shares issuable pursuant to the Second Promissory Note and the Third Promissory Note and the Warrant for resale from time to time. The Selling Shareholder has not had any other material relationship with us within the past three years, except for providing the Company with consulting services, investing $500,000 in the private placement transaction we conducted in January 2024, $537,099 in the January Offering and purchasing the January 2025 Note and the Initial Promissory Note.

The table below presents information regarding the Selling Shareholder and the Note Shares and Warrant Shares that may be resold by the Selling Shareholder from time to time under this prospectus, and other information regarding the beneficial ownership of the Ordinary Shares of the Selling Shareholder.

The second column lists the number of Ordinary Shares beneficially owned by the Selling Shareholder, as of February 18, 2026, assuming the exercise of instruments exercisable into Ordinary Shares held by the Selling Shareholder on that date, without taking into account any limitations on exercises.

The third column lists the Note Shares and Warrant Shares being offered by this prospectus by the Selling Shareholder.

The fourth column assumes the sale of all of the Note Shares and Warrant Shares offered by the Selling Shareholder pursuant to this prospectus.

Under the terms of the Second Promissory Note and the Third Promissory Note and the Warrant, the Selling Shareholder may not convert the Second Promissory Note and the Third Promissory Note into Ordinary Shares or exercise the Warrant, to the extent such conversion or exercise, as applicable, would cause the Selling Shareholder, together with its affiliates, to beneficially own a number of Ordinary Shares which would exceed 4.99% of our then outstanding Ordinary Shares following such conversion or exercise, as applicable, excluding for purposes of such determination, Ordinary Shares issuable upon conversion of the Second Promissory Note and the Third Promissory Note and the exercise of the Warrant which have not been converted or exercise. The number of Ordinary Shares in the second column and third column does not reflect this limitation. The Selling Shareholder may sell or has sold, all, some or none of the Note Shares and the Warrant Shares. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering	Maximum Number of Note Shares and Warrant Shares to be Sold Pursuant to this Prospectus	Ordinary Shares Owned Immediately After Sale of Maximum Number of Note Shares and Warrant Shares in this Offering		Percentage of Ordinary Shares Owned After the Offering
L.I.A. Pure Capital Ltd.(2)	1,404,110	1,372,017	32,093	(3)	1.58%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to warrants currently exercisable, or exercisable within 60 days of February 18, 2026, are counted as outstanding for computing the percentage of the Selling Shareholder’s holding such options or warrants but are not counted as outstanding for other purposes. Percentage of shares beneficially owned is based on 653,044 Ordinary Shares outstanding on February 18, 2026.
(2)	Kfir Silberman is the control person for L.I.A. Pure Capital Ltd. with voting and dispositive power over the Ordinary Shares held by L.I.A. Pure Capital Ltd. The address for L.I.A. Pure Capital Ltd. is 20 Raoul Wallenberg Tel Aviv 6971917 Israel.
(3)	Consists of: (i) 28,896 Ordinary Shares issued in the January 2026 Offering and (ii) 3,197 Ordinary Shares issuable upon the exercise of the January 2025 Warrant (without taking into account beneficial ownership limitations on the exercises of such warrant) exercisable within 60 days of February 18, 2026.

PLAN OF DISTRIBUTION

We are registering up to 1,372,017 Ordinary Shares, consisting of 1,193,058 Note Shares and 178,959 Warrant Shares issuable upon conversion of the Second Promissory Note and the Third Promissory Note in the aggregate principal amount of $1.1 million issued pursuant to the SPA, and upon the exercise of the Warrant, to permit the resale of the Note Shares and Warrant Shares by the Selling Shareholder from time to time after the date of this prospectus. We may receive up to an additional of $83.25 million aggregate gross proceeds under the SPA from sales of Additional Promissory Notes that we elect to make to the Selling Shareholder pursuant to the SPA, from time to time in our sole discretion. We will not receive any of the proceeds from the sale by the Selling Shareholder of the Note Shares or the Warrant Shares.. The Selling Shareholder will receive all of the proceeds from the sale of any Note Shares and the Warrant Shares sold by it pursuant to this prospectus. However, we will receive cash proceeds equal to the total exercise price of the Warrant to the extent that the Warrant is exercised using cash. We will bear all fees and expenses incident to our obligation to register the Note Shares and the Warrant Shares.

The Selling Shareholder may sell all or a portion of the Note Shares and the Warrant Shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Note Shares or the Warrant Shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Note Shares and the Warrant Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Shareholder effects such transactions by selling the Note Shares or the Warrant Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the Note Shares or the Warrant Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Note Shares or the Warrant Shares in the course of hedging in positions they assume. The Selling Shareholder may also sell Ordinary Shares short and the Note Shares or the Warrant Shares covered by this prospectus to close out short positions and to return borrowed Ordinary Shares in connection with such short sales. The Selling Shareholder may also loan or pledge the Note Shares or the Warrant Shares to broker-dealers that in turn may sell such Note Shares or Warrant Shares.

The Selling Shareholder may pledge or grant a security interest in some or all of the Note Shares or the Warrant Shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The Selling Shareholder also may transfer and donate the Note Shares or the Warrant Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholder and any broker-dealer participating in the distribution of the Note Shares and the Warrant Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Note Shares or the Warrant Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Note Shares or the Warrant Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Note Shares and the Warrant Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Note Shares and the Warrant Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholder will sell any or all of the Note Shares or the Warrant Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Note Shares or the Warrant Shares by the Selling Shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Note Shares and the Warrant Shares to engage in market-making activities with respect to the Note Shares and the Warrant Shares. All of the foregoing may affect the marketability of the Note Shares and the Warrant Shares and the ability of any person or entity to engage in market-making activities with respect to the Note Shares and the Warrant Shares.

We will pay all expenses of the registration of the Note Shares and the Warrant Shares, estimated to be approximately $35,940 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

Once sold under the registration statement, of which this prospectus forms a part, the Note Shares and the Warrant Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters concerning this offering may be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the Ordinary Shares offered by this prospectus were passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

EXPERTS

The consolidated financial statements of Jeffs’ Brands Ltd appearing in our 2024 Annual Report, incorporated by reference in this prospectus, have been audited by Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a firm in the Deloitte Global Network, an independent registered public accounting firm, as set forth in their report thereon, included therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Pure NJ Logistics LLC for the year ended December 31, 2024, incorporated by reference in this prospectus, have been audited by Elkana Amitai CPA, independent registered public accounting firm, as set forth in their report thereon, included therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of this offering payable by us with respect to the Note Shares and the Warrant Shares. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$940
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000

Total	$35,940

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning Israel is not the most appropriate forum to bring such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process and certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC relating to the securities offered by this prospectus, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and until March 18, 2026, our officers, directors are exempt, and our principal shareholders will continue to be exempt, from the reporting provisions contained in Section 16 of the Exchange Act. Further, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and may furnish to the SEC, on Report of Foreign Private Issuer on Form 6-K, unaudited interim financial information.

You can review our SEC filings and the registration statements by accessing the SEC’s internet site at http://www.sec.gov. We maintain a corporate website at https://www.jeffsbrands.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	our Annual Report on Form 20-F for the year ended December 31, 2024, filed on March 31, 2025;

●	our Reports of Foreign Private Issuer on Form 6-K filed on April 28, 2025, May 2, 2025, May 5, 2025, May 8, 2025, May 15, 2025, May 29, 2025, June 12, 2025, June 23, 2025, June 26, 2025, July 8, 2025, July 21, 2025, July 24, 2025, August 5, 2025, August 13, 2025, August 21, 2025, August 25, 2025, August 29, 2025, September 5, 2025, September 9, 2025, September 10, 2025, September 22, 2025, October 15, 2025, October 16, 2025, October 27, 2025, November 3, 2025, November 7, 2025, November 12, 2025, November 17, 2025, November 24, 2025, December 2, 2025, December 4, 2025, December 9, 2025, December 10, 2025, December 16, 2025, December 18, 2025, December 22, 2025, December 23, 2025, December 29, 2025, January 2, 2026, January 5, 2026, January 8, 2026, January 20, 2026, January 21, 2026, January 26, 2026, January 30, 2026, February 3, 2026, February 5, 2026, February 10, 2026, February 12, 2026 and February 19, 2026; and

●	the description of our securities contained in our Form 8-A filed on August 25, 2022 (File No. 001-41482), including as amended by Exhibit 2.8 to our Annual Report on Form 20-F filed on March 31, 2025 and any further amendment or report filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Jeffs’ Brands Ltd, 7 Mezada Street, Bnei Brak, 5126112 Israel. Attention: Eliyahu Zamir, Chief Executive Officer, telephone number: (+972) (3) 771-3520.

Jeffs’ Brands Ltd

Up to 1,372,017 Ordinary Shares

PRELIMINARY PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the Israeli Companies Law, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our Articles of Association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Exhibit Number	Description of Document

4.1	Convertible Promissory Note (filed as Exhibit 4.1 to Form 6-K (File No. 001-41482) filed on December 16, 2025, and incorporated herein by reference).

4.2	Form of Convertible Promissory Note (filed as Exhibit 4.1 to Form 6-K (File No. 001-41482) filed on February 19, 2026, and incorporated herein by reference).

4.3	Form of Warrant to Purchase Ordinary Shares of Jeffs’ Brands Ltd (filed as Exhibit 4.2 to Form 6-K (File No. 001-41482) filed on February 19, 2026, and incorporated herein by reference).

5.1*	Opinion of Meitar | Law Offices, Israeli counsel to the Registrant.

10.1	Securities Purchase Agreement dated June 26, 2025, by and between Jeffs’ Brands Ltd and L.I.A Pure Capital Ltd. (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on June 26, 2025, and incorporated herein by reference).

10.2	Addendum No. 1 to Securities Purchase Agreement, dated February 18, 2026, by and between Jeffs’ Brands Ltd and L.I.A Pure Capital Ltd. (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on February 19, 2026, and incorporated herein by reference).

23.1*	Consent of Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a firm in the Deloitte Global Network.

23.2*	Consent of Elkana Amiti, CPA, independent registered accounting form for Pure NJ Logistics LLC

23.3*	Consent of Meitar | Law Offices (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page of this registration statement).

107*	Filing Fee Table.

*	Filed herewith

Item 10. Undertakings

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Bnei Brak, State of Israel on February 19, 2026.

JEFFS’ BRANDS LTD

By:	/s/ Eliyahu Zamir
Eliyahu Zamir
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Jeffs’ Brands Ltd hereby constitute and appoint Eliyahu Zamir and Ronen Zalayet with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Eliyahu Zamir	Chief Executive Officer	February 19, 2026
Eliyahu Zamir	(Principal Executive Officer)

/s/ Ronen Zalayet	Chief Financial Officer	February 19, 2026
Ronen Zalayet	(Principal Financial and Accounting Officer)

/s/ Oz Adler	Chairman of the Board of Directors	February 19, 2026
Oz Adler

/s/ Amitay Weiss	Director	February 19, 2026
Amitay Weiss

/s/ Liron Carmel	Director	February 19, 2026
Liron Carmel

/s/ Tali Dinar	Director	February 19, 2026
Tali Dinar

/s/ Moshe Revach	Director	February 19, 2026
Moshe Revach

/s/ Tomer Etyoni	Director	February 19, 2026
Tomer Etyoni

/s/ Israel Berenstein	Director	February 19, 2026
Israel Berenstein

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates duly authorized representative in the United States of Jeffs Brands Ltd, has signed this registration statement on February 19, 2026.

Puglisi & Associates

/s/ Donald J. Puglisi
Donald J. Puglisi Managing Director